Exhibit (k)(4)

ORGANIZATIONAL AND OFFERING EXPENSE SUPPORT AND REIMBURSEMENT AGREEMENT

This Organizational and Offering Expense Support and Reimbursement Agreement (the “Agreement”) is made this 6th day of March, 2023, by and between Oxford Park Income Fund, Inc., a Maryland corporation (the “Fund”), and Oxford Park Management, LLC, a Connecticut limited liability company (the “Adviser”).

WHEREAS, the Fund is a closed-end management investment company that is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated February 14, 2023, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund for the Adviser to pay certain expenses of the Fund.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Adviser Expense Payments to the Fund

(a)	The Adviser will pay and otherwise be legally responsible for all organizational and offering (“O&O”) expenses incurred by or on behalf of the Fund prior to the effective date of the Fund’s Registration Statement on Form N-2 (File Nos. 333-268966 and 811-23847 (the “Form N-2”)) (such expenses are referred to herein as the “Pre-Effective Date O&O Expenses”), subject to the reimbursement set forth in Section 1(b) below. The Fund will pay and otherwise be legally responsible for all O&O expenses incurred by it or by others on its behalf on and after the effective date of the Form N-2 (such expenses are referred to herein as the “Post-Effective Date O&O Expenses”).

(b)	The Pre-Effective Date O&O Expenses shall be reimbursed by the Fund to the Adviser for a period commencing on the effective date of the Form N-2 and ending on the third-year anniversary of the date on which such Pre-Effective Date O&O Expenses were paid by the Adviser on the Fund’s behalf. Reimbursement of all or a portion of the Pre-Effective Date O&O Expenses by the Fund to the Adviser (such full or partial reimbursement is referred to herein as the “O&O Expense Reimbursement Amount”) will only be made if, at the time of reimbursement, the amount of all Post-Effective Date O&O Expenses then incurred by the Fund, together with the O&O Expense Reimbursement Amount does not exceed 1.50% of the gross proceeds then raised by the Fund in connection with the offering of shares of its common stock pursuant to the Form N-2. In connection with any such reimbursement, the Adviser will deliver a notice to the Fund in the form of Appendix A to this Agreement.

2. Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	This Agreement shall be construed in accordance with the laws of the State of New York.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

OXFORD PARK INCOME FUND, INC.

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

OXFORD PARK MANAGEMENT, LLC

By:	/s/ Saul Rosenthal
Name:	Saul Rosenthal
Title:	President

[Signature Page to Organizational and Offering Expense Support and Reimbursement Agreement]

Appendix A

Form of Notice of Reimbursement

Description of O&O Expense (Type of expense, date incurred, relevant party(ies), etc.):

Reimbursement Effective Date:

Reimbursement Amount: